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                                                                    EXHIBIT 12.1

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                             THREE MONTHS ENDED
                                                  JUNE 30,        YEAR ENDED    YEAR ENDED    YEAR ENDED   YEAR ENDED   YEAR ENDED
                                                    2004           MARCH 31,     MARCH 31,     MARCH 31,    MARCH 31,    MARCH 31,
                                                 (UNAUDITED)          2004          2003          2002         2001         2000
                                             ------------------   ----------    ----------    ----------   ----------   ----------
Consolidated pretax income (loss) from
    continuing operations                          $(1,908)        (16,944)        2,223       (2,948)       20,129       13,694

Net amortization of debt issuance expense              597           2,191         1,626        1,420         1,389        1,326

Interest expense                                     7,741          31,984        27,048       28,553        31,653       32,637

Interest portion of rental expense                     361           1,442         1,501        1,579         1,766        1,885
                                                   -------          ------        ------       ------        ------       ------

    Earnings                                       $ 6,791          18,673        32,398       28,604        54,937       49,542
                                                   =======          ======        ======       ======        ======       ======

Interest expense                                   $ 7,741          31,984        27,048       28,553        31,653       32,637

Net amortization of debt issuance expense              597           2,191         1,626        1,420         1,389        1,326

Interest portion of rental expense                     361           1,442         1,501        1,579         1,766        1,885
                                                   -------          ------        ------       ------        ------       ------

    Fixed Charges                                  $ 8,699          35,617        30,175       31,552        34,808       35,848
                                                   =======          ======        ======       ======        ======       ======

    Ratio of Earnings to Fixed Charges                 (a)             (a)         1.07x          (a)         1.58x        1.38x

(a) The deficiency of earnings required to cover fixed charges for the three months ended June 30, 2004 and the fiscal years ended March 31, 2004 and 2002 was $1,908, $16,944 and $2,948, respectively. The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes and discontinued operations from fixed charges. Fixed charges consist of interest expense, net amortization of debt issuance expense, and that portion of operating lease rental expense which we deem to be representative of interest. The deficiency of earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

                     THREE MONTHS       FISCAL YEAR ENDED
                        ENDED                MARCH 31,
                       JUNE 30,       --------------------
                         2004          2004          2002
                       --------       ------        ------
Depreciation            $5,745        23,587        26,209
Amortization               120           675         4,175
Non-cash charges            35         3,753         4,723
                        ------        ------        ------
  Total                 $5,900        28,015        35,107
                        ======        ======        ======

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